Exhibit 99.1

LULULEMON ATHLETICA INC. TO ACQUIRE HOME FITNESS INNOVATOR MIRROR
Acquisition will advance lululemon's strategic vision by strengthening its omni guest experiences through digital sweat

VANCOUVER, British Columbia – June 29, 2020 – lululemon athletica inc. (NASDAQ:LULU) today announced that it has entered into a definitive agreement to acquire MIRROR, a leading in-home fitness company that created an interactive workout platform that features live and on-demand classes, for a purchase price of $500 million.
With its best-in-class content and versatile platform, MIRROR positions lululemon to accelerate its vision and build upon an ecosystem that will fuel the Company’s Power of Three growth plan, which includes driving the business through omni guest experiences. MIRROR will bolster the company’s digital sweatlife offerings and bring immersive and personalized in-home sweat, and mindfulness solutions to new and existing lululemon guests.
Calvin McDonald, Chief Executive Officer, commented, "In 2019, we detailed our vision to be the experiential brand that ignites a community of people living the sweatlife through sweat, grow and connect. The acquisition of MIRROR is an exciting opportunity to build upon that vision, enhance our digital and interactive capabilities, and deepen our roots in the sweatlife. We look forward to learning from and working with Brynn Putnam and the team at MIRROR to accelerate the growth of personalized in-home fitness."
MIRROR offers weekly live classes and thousands of on-demand workouts as well as immersive one-on-one personal training. MIRROR has seen rapid growth and strong engagement since it launched in 2018 as demand for in-home fitness offerings continue to increase significantly.
This transaction builds on a successful partnership between the two companies, which began in mid-2019 with an initial investment in MIRROR by lululemon, and also includes a content partnership which brought sweat and meditation classes to the MIRROR platform by lululemon’s Global Ambassadors. This acquisition will further expand the content creation partnership between the two brands and will help lululemon, MIRROR and lululemon Ambassadors reach new guests.
Ms. Putnam, founder and chief executive officer of MIRROR, and a former lululemon Ambassador said, "We are thrilled to officially become a part of the lululemon family. As part of lululemon, MIRROR can further strengthen its position and accelerate its growth by leveraging lululemon’s deep relationships with its guests, ambassadors and communities, as well as the company’s infrastructure, including its store network and ecommerce channels, to acquire new users."
The purchase price is expected to be paid from the company’s primary sources of liquidity, which include over $800 million in cash, its existing $400 million revolving credit facility, and a new one-year, $300 million revolving credit facility.
Following completion of the transaction, MIRROR will operate as a standalone company within lululemon and Ms. Putnam will continue as MIRROR’s chief executive officer, reporting to Mr. McDonald. The transaction is subject to customary closing conditions and is expected to close in the second quarter of fiscal 2020.
A conference call to discuss this transaction with analysts and investors is scheduled for today, June 29, at 4:45 p.m. Eastern time. If you would like to participate in the call, please dial (800) 319-4610 or (604) 638-5340, if calling internationally, approximately 10 minutes prior to the start of the call.
A live webcast of the conference call and downloadable slides will be available online at: HTTP://INVESTOR.LULULEMON.COM/EVENTS.CFM. A replay will be made available online approximately 2 hours following the live call for a period of 30 days.
Advisors
Barclays served as the financial advisor to lululemon and Fenwick & West LLP and Blake, Cassels & Graydon LLP served as legal counsel. Cooley LLP served as legal counsel to MIRROR.

About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit WWW.LULULEMON.COM.
About MIRROR
MIRROR is a nearly invisible, interactive home gym featuring live and on-demand fitness classes and personal training in a variety of workout genres. MIRROR is creating a new category of in-home fitness with cutting-edge hardware, responsive software, and best-in-class content that transforms any room into a complete home gym. For the first time, the essential components of a great studio workout - variety, personalization, and community - are brought to the most convenient place: the home. MIRROR was founded by Brynn Putnam, creator of Refine Method, named "New York’s Smartest Workout." MIRROR is headquartered in New York City. https://mirror.co
Forward-Looking Statements:
This press release includes statements relating to the acquisition and the Company's business plans, objectives, and expected results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: that the potential benefits and synergies sought in the acquisition may not be fully realized, if at all; that the Company may need to use significant resources to respond to a resurgence in COVID-19 cases; that the Company will incur significant costs in connection with the acquisition, which could limit its operating flexibility and ability to take responsive actions to current and future economic uncertainty; that the Company's current management team has limited experience in addressing the challenges of integrating the management teams, strategies, cultures and organizations of the two companies; that the acquisition may not be well received by customers or employees of the two companies; that the acquisition may not be completed in a timely manner or at all; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
604-732-6124

or

ICR, Inc.
Joseph Teklits/Caitlin Churchill
203-682-8200

Media Contact:
lululemon athletica inc.
Tatiana Jovic
tjovic@lululemon.com
604-250-9823

or

Brunswick Group
Eleanor French
efrench@brunswickgroup.com
415-671-7676

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